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                                  EXHIBIT 99.2

                [TYPED ON TWEEDY, BROWNE COMPANY L.P. LETTERHEAD]

                                                              April 21, 1996

The Reynolds and Reynolds Company
115 South Ludlow Street
Dayton, Ohio   45402

               Re:      DUPLEX PRODUCTS, INC.

Dear Sir or Madam:

     Tweedy, Browne Company L.P. ("TBC") is registered as an investment adviser with the the Securities and Exchange Commission, and as such, has investment discretion and/or voting discretion over 671,758 shares of Common Stock, par value $1.00 per share (the "Common Stock") of Duplex Products, Inc. (the "Company"). Such shares (the "TBC Shares") are beneficially owned by various client accounts, and TBC has investment discretion with respect to all of the TBC Shares and has voting authority with respect to 581,701 TBC Shares.

     In addition, two affiliated investment partnerships, Vanderbilt Partners, L.P. ("Vanderbilt") and TBK Partners, L.P. ("TBK") own shares of Common Stock. Each of the general partners of each of Vanderbilt and TBK (three of whom are also general partners of TBC) have investment and voting discretion with respect to the shares of Common Stock owned by Vanderbilt and TBK. Vanderbilt beneficially owns directly 12,300 shares of Common Stock (the "Vanderbilt Shares") and TBK beneficially owns directly 20,000 shares of Common Stock (the "TBK Shares").

     It is the current intention of each of TBC, TBK and Vanderbilt to tender the TBC Shares, the TBK Shares and the Vanderbilt Shares, respectively, for $12 per share in the merger transaction described in our discussion with the Company held on April 18, 1996. We believe that an all cash bid of $12 per share is an attractive price for the Company's Common Stock in the current environment, and we intend to support the proposed merger. However, we reserve the right to accept a higher bid offered at any time by other parties.


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Letter to The Reynolds and Reynolds Company
April 21, 1996
Page Two

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     Each of TBC, TBK and Vanderbilt hereby agrees to permit you to disclose to others the information set forth above.

                                      Very truly yours,

                                      TWEEDY, BROWNE COMPANY L.P.

                                      By:
                                          ---------------
                                          John D. Spears
                                          General Partner


                                      TBK PARTNERS, L.P.

                                      By:
                                          ---------------
                                          John D. Spears
                                          General Partner


                                      VANDERBILT PARTNERS, L.P.

                                      By:
                                          ---------------
                                          John D. Spears
                                          General Partner